UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-12

FIRST MID BANCSHARES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement; if other than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 15, 2023

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of First Mid Bancshares, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of First Mid Bancshares, Inc. to be held at 4:00 p.m. on Wednesday, April 26, 2023.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, on or about March 15, 2023, you received in the mail our Notice of Internet Availability of Proxy Materials (the “Notice”), which provided you with instructions on how to access this Proxy Statement via an Internet website, the Company's 2022 annual report to stockholders and the Company’s Annual Report on Form 10-K for the recently completed fiscal year. Details regarding the business to be conducted at the meeting are described in the Notice and in this Proxy Statement.

At the meeting, we will report on Company operations and the outlook for the year ahead. Directors and officers of the Company, as well as a representative of FORVIS, LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

The 2023 annual meeting of stockholders is being held for the following purposes:

1.
To elect J. Kyle McCurry and Mary J. Westerhold as directors of the Company (Proposal 1);
2.
To conduct an advisory vote on executive compensation (Proposal 2);
3.
To conduct an advisory vote on the frequency of advisory stockholder votes on executive compensation (Proposal 3);
4.
Such other matters as may properly come before the meeting or any adjournments thereof.

Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares over the Internet or, if you receive or request to receive written proxy materials, by mailing, completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope provided. You may also vote your shares by telephone or by following the instructions set forth on the proxy card or Notice. Please review the instructions for each of your voting options described in the Notice you received in the mail and in this Proxy Statement. If you attend the meeting, you may vote your shares, even if you have previously submitted a proxy in writing, by telephone or through the Internet. Submitting a proxy will ensure that your shares are represented at the meeting. If you have any questions concerning these matters, please contact me at (217) 258-9520 or Aaron Holt, Director of Investor Relations, at (217) 258-0463. We look forward with pleasure to your participation in the meeting.

Very truly yours,

FIRST MID BANCSHARES, INC.

/s/ Joseph R. Dively

Joseph R. Dively

Chairman, President and Chief Executive Officer

1421 Charleston Avenue · P.O. Box 499 · Mattoon, IL 61938 · Phone: (217) 258-0493

PROXY STATEMENT

Annual Meeting of Stockholders To Be Held April 26, 2023

First Mid Bancshares, Inc.

1421 Charleston Avenue, P.O. Box 499

Mattoon, Illinois 61938 (217) 258-0493

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid Bancshares, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders on Wednesday, April 26, 2023 at 4:00 p.m. local time. The Board of Directors would like to have all stockholders represented at the meeting. This proxy statement and the enclosed form of proxy are being made available to the stockholders beginning on or about March 15, 2023.

Whether or not you plan to attend the Annual Meeting of Stockholders, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and if you receive or request to receive printed proxy materials, the proxy card. The Company's annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, have been made available with this Proxy Statement.

The Company is a diversified financial services company which serves the financial needs of the communities in which it is located. The Company owns all of the outstanding capital stock of First Mid Bank & Trust, N.A., a national banking association ("First Mid Bank"); First Mid Wealth Management Company, a trust, farm services, investment services and retirement planning company ("Wealth Management"); First Mid Insurance Group, an insurance agency ("Insurance Group"); and First Mid Captive, Inc., a captive insurance company ("Captive"). The Company merged its former subsidiary Jefferson Bank and Trust Company into First Mid Bank during 2022.

Only holders of record of the Company's common stock ("Common Stock") at the close of business on March 2, 2023 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting. On the Record Date, the Company had 20,497,489 shares of Common Stock issued and outstanding. In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

You may revoke your proxy at any time before it is voted. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy or by attending the annual meeting and voting your shares. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum. Votes cast by proxy at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of election will treat proxies received but marked as abstentions or broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present. "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Proxies are being solicited principally via the Internet and by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter. The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of February 3, 2023, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group. Please refer to the footnotes to the following table for details.

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership (2)		Percentage of Class Outstanding
Principal Stockholders:
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	Common	1,357,143	(3)	6.6%
EPL LINCO Trust, dated December 1, 2015 302 Campusview Drive, Suite 108, Columbia, Missouri 65201	Common	1,262,246	(4)	6.2%
Director Nominees, Directors and Named Executive Officers:
Holly B. Adams	Common	417,409	(5)	2.0%
Robert S. Cook	Common	38,533	(6)	0.2%
Joseph R. Dively	Common	139,805	(7)	0.7%
Steven L. Grissom	Common	450,022	(8)	2.2%
Zachary I. Horn	Common	8,174	(9)	* %
Gisele A. Marcus	Common	625	(10)	* %
J. Kyle McCurry	Common	3,483	(11)	* %
Mary J. Westerhold	Common	310,467	(12)	1.5%
James E. Zimmer	Common	17,790	(13)	0.1%
Matthew K. Smith	Common	13,500	(14)	0.1%
Michael L. Taylor	Common	38,342	(15)	0.2%
Eric S. McRae	Common	40,177	(16)	0.2%
Bradley L. Beesley	Common	20,630	(17)	0.1%
All director nominees, directors, named executive officers and other executive officers as a group (22 persons)	Common	1,573,691	(18)	7.7%

* Less than 1%

(1)
Addresses are provided for those beneficial owners owning more than 5% of the Company's common stock.
(2)
Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power. The information contained in this column is based upon information furnished to the Company by the persons named above.
(3)
Beneficial and percentage ownership information is based on information contained in a form 13G as filed with the Securities and Exchange Commission on February 1, 2023.
(4)
Beneficial and percentage ownership is based on information contained in a form 13D as filed with the Securities and Exchange Commission on February 25, 2021.
(5)
Consists of 141,688 shares held by Ms. Adams individually; 271,146 shares held by a Trust, for which Ms. Adams has voting and investment power; and 4,575 shares held for the account of Ms. Adams under the Company’s Deferred Compensation Plan.

(6)
Includes 15,022 shares held by Mr. Cook jointly with his spouse; 6,106 shares held for Mr. Cook under an Individual Retirement Account; 1,367 shares held for the account of Mr. Cook under the Company's Deferred Compensation Plan; 1,980 shares held as custodian for Mr. Cook's children; 244 shares held for Mr. Cook's wife under an Individual Retirement Account; and 13,814 shares held by TAR CO Investment LLC for which Mr. Cook has shared voting and investment power.
(7)
Includes 89,017 shares held by Mr. Dively individually; and 50,788 shares held for the account of Mr. Dively under the Company’s Deferred Compensation Plan.
(8)
Includes 52,196 shares held by Mr. Grissom individually; and 2,950 shares held for the account of Mr. Grissom under the Company's Deferred Compensation Plan. Mr. Grissom is a co-trustee and shares voting and investment power for 46,159 shares for the Richard Anthony Lumpkin Trust Dated May 13, 1978 for the benefit of the children of Richard Anthony Lumpkin; 170,037 shares for the Elizabeth L. Celio 1970 Trust under the 1999 Trust, and 1,540 shares held by the Richard Anthony Lumpkin 1990 Dynasty Trust both for the benefit of Elizabeth L. Celio. The above Common Stock amount also includes 42,324 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of the children of Richard Anthony Lumpkin; 600 shares held by the Elizabeth L. Celio 2000 Gift Trust dated December 20, 2000 for the benefit of Emma G. Celio, 600 shares for the benefit of Claudia M. Celio and 600 shares for the benefit of Gabriela C. Celio; 152 shares held by the Anne R. Sparks 1976 Trust under MLS Trust; 151 shares held by the Barbara S. Federico 1976 Trust under MLS Trust; 151 shares held by the Christina S. Duncan 1976 Trust under MLS Trust; 651 shares held by the Barbara S. Federico 1990 Dynasty Trust under MLS Trust; 651 shares held by the Christina S. Duncan 1990 Dynasty Trust under MLS Trust; 650 shares held by the Anne R. Sparks 1990 Dynasty Trust under MLS Trust; and 130,610 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Lumpkin Keon. Mr. Grissom has sole voting and investment power over these trusts. Mr. Grissom disclaims beneficial ownership of the 394,876 shares held by all of the foregoing trusts.
(9)
Includes 3,900 shares held by Mr. Horn individually; and 4,274 shares held for the account of Mr. Horn under the Company's Deferred Compensation Plan.
(10)
Includes 625 shares held by Ms. Marcus individually.
(11)
Includes 3,483 shares held by Mr. McCurry individually.
(12)
Includes 41,321 shares held by Ms. Westerhold individually; 1,960 shares held for the account of Ms. Westerhold under an Individual Retirement Account; 8,932 shares held for the account of Ms. Westerhold under the Company’s Deferred Compensation Plan; 20,236 shares held by DMW Investments, LLC and 56,224 shares held by Technology Group, LLC over which Ms. Westerhold shares voting and investment power; 35,471 shares held by the Jeffrey A. Westerhold Revocable Trust, 8,227 shares held by the Andrew J. Westerhold Revocable Trust; and 8,227 shares held by the Madeline C. Westerhold Trust over which Ms. Westerhold shares voting and investment power; and 129,869 shares held by an LLC over which Ms. Westerhold shares voting and investment power.
(13)
Includes 2,869 shares held by Mr. Zimmer individually; 3,050 shares held for the account of Mr. Zimmer under an Individual Retirement Account; and 11,871 shares held for the account of Mr. Zimmer under the Company's Deferred Compensation Plan.
(14)
Includes 12,106 shares held by Mr. Smith individually; and 1,394 shares held for the account of Mr. Smith under the Company’s Deferred Compensation Plan.
(15)
Includes 24,289 shares held by Mr. Taylor individually; 9,148 shares held for the account of Mr. Taylor under the Company’s 401(k) Plan and 4,905 shares held for the account of Mr. Taylor under the Company's Deferred Compensation Plan.
(16)
Includes 27,206 shares held by Mr. McRae individually; 2,601 shares for the account of Mr. McRae under an Individual Retirement Account; 4,165 shares held for the account of Mr. McRae under the Company’s 401(k) Plan; and 6,205 shares held for the account of Mr. McRae under the Company’s Deferred Compensation Plan.
(17)
Includes 11,536 shares held by Mr. Beesley individually; 3,192 shares held for the account of Mr. Beesley under the Company’s 401(k) Plan; and 5,902 shares held for the account of Mr. Beesley under the Company's Deferred Compensation Plan.

(18)
Includes shares for nine executive officers not included in the above table.

As of February 1, 2023, Wealth Management acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 182,975 shares, or 0.89%, of the outstanding Common Stock of the Company, over which Wealth Management has sole voting and investment power with respect to 171,922 shares, or 0.84%, of the outstanding Common Stock and shared voting and investment power with respect to 11,053 shares, or 0.05%, of the outstanding Common Stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

The directors of the Company are divided into Classes I, II and III having staggered terms of three years. For this year's annual stockholders meeting, upon the recommendation of the Board of Director's Nominating & Governance Committee, the Board of Directors has nominated for re-election as Class I directors, for a term expiring in 2026, Mr. McCurry and Ms. Westerhold. Because Stephen L. Grissom is retiring from the Board of Directors at the annual meeting, he was not nominated as a Class I director. The Board of Directors has adopted a mandatory retirement age for all directors of 70, provided directors are permitted to serve for the full term in which they reach age 70. Mr. Grissom reached age 70 during his term expiring at the annual meeting. Mr. McCurry and Ms. Westerhold have served as directors of the Company since 2021 and 2016, respectively. The two individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class I directors for a three-year term. Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals. The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting. Following Mr. Grissom's retirement, the number of directors will be eight, comprised of two Class I directors, three Class II directors and three Class III directors.

The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation, and the year he or she first became a director of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

Name	Age at March 15, 2023	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTOR NOMINEES
Mary J. Westerhold	57	Vice President and Chief Financial Officer (since 1997) and Controller (from 1992-1997), Madison Telephone Company, Madison Communications Company and Madison Network Systems; Director of the Company, First Mid Bank, and Insurance Group (since September 2016); Director of Wealth Management (since July 2018).	2016	2023
J. Kyle McCurry	45	Chief Operating Officer and General Counsel of Paige Sports Entertainment, a private family office (since 2015); Director of the Company, First Mid Bank, Insurance Group and Wealth Management (since February 2021); Director of LINCO Bancshares, Inc. (2015-2021).	2021	2023

The Board of Directors recommends a vote "FOR" the election of Directors

Westerhold and McCurry for a term of three years.

Name	Age at March 15, 2023	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTORS CONTINUING IN OFFICE
Holly B. Adams	52	President of Howell Asphalt Company (since 2008) and Howell Paving, Inc. (since 2013), a road construction company; Executive Vice President of Howell Paving, Inc. (2008-2013); and Vice President of Howell Asphalt Company and Howell Paving (1997- 2008); Director of the Company, First Mid Bank, and Insurance Group (since 2012); Director of Wealth Management (since July 2018).	2012	2024
Joseph R. Dively	63	Chairman, President and Chief Executive Officer of the Company (since January 2014); Senior Executive Vice President of the Company (May 2011-December 2013); President of First Mid Bank (since May 2011); Senior Vice President of Consolidated Communications Holdings, Inc., a telecommunications holding company (2003-2011), and President of Illinois Telephone Operations, a local telecommunications provider (until 2008); Director of the Company and First Mid Bank (since 2004); Director of Insurance Group (since 2009); Director of Wealth Management (since July 2018).	2004	2024
Zachary I. Horn	44	President and sole owner, Metro Communications Company, Inc., a telecommunications firm (since 2000); Director of the Company, First Mid Bank, Insurance Group and Wealth Management (since January 2020).	2020	2024
Robert S. Cook	40	Managing Partner of TAR CO Investments LLC, a private investment company (since 2014); Vice President of FIG Partners LLC, an investment banking firm (from 2009-2014); Director of the Company, First Mid Bank, and Insurance Group (since 2014); Director of Wealth Management (since July 2018).	2014	2025
Gisele A. Marcus	55	Professor of Practice-Diversity, Equity & Inclusion (DEI), Washington University in St. Louis (since 2021); Vice President, Operations & Client Engagement of One Stone Development Company, LLC (since 2020); General Manager, Asset Management Services of Thermo Fisher Scientific (2019-2020); CFO & Executive Vice President, Strategic Initiatives & Operations of St. Louis Regional Chamber (2017-2019); Director of the Company, First Mid Bank, Insurance Group and Wealth Management (since February 2022).	2022	2025
James E. Zimmer	59	Owner, J. Zimmer Properties, a student housing provider (since 2010); Executive Council Member Granite Creek Capital (since 2021); Director Elemental Enzymes LLC, an agricultural life sciences business focused on innovative enzyme technology for farmers (since 2014); Chief Executive Officer of Channel Bio Corporation (2008-2010); Co-founder, Moraine Farmland Partners (since 2010); Director of the Company, First Mid Bank, and Insurance Group (since 2014); Director of Wealth Management (since 2018).	2014	2025

CORPORATE GOVERNANCE

The Company’s Board of Directors is committed to maintaining an effective corporate governance framework. Strong governance practices support long-term, sustainable value creation for the Company’s shareholders and provide a foundation for effective Board oversight. In July 2021, the Board of Directors adopted a Nominating & Governance Committee Charter to assist the Board of Directors in fulfilling its responsibilities to shareholders. The Company’s governance framework is discussed in detail below.

BOARD OF DIRECTORS

A total of 14 regularly scheduled and special meetings were held by the Board of Directors during 2022. During 2022, all directors attended at least 75 percent of the meetings of the Board of Directors and the committees on which they served.

LEADERSHIP STRUCTURE

Mr. Dively has served as President and Chief Executive Officer and Chairman of the Board of Directors of the Company since January 1, 2014. The Board of Directors believes that having the Chief Executive Officer and Chairman positions held by the same individual allows that individual to have multiple perspectives about the Company and its operations while optimizing the ability of the Board of Directors to communicate with Company management. Also, because the members of the Board of Directors other than Mr. Dively are independent, the knowledge of the Company that Mr. Dively brings to the Board of Directors helps to enhance the Board of Directors' leadership of the Company. The Board of Directors has no fixed policy with respect to combining or separating the roles of the Chief Executive Officer and the Chairman of the Board of Directors and will continue to review the Board of Directors' leadership structure from time to time in order to ensure that the leadership is optimal for the Company at that time.

At any time that the Chief Executive Officer and Chairman of the Board positions are held by the same individual, the Board of Directors may, in its discretion, appoint a lead independent director. At its meeting on April 29, 2020, the Board of Directors appointed Ms. Adams as its lead independent director. The responsibilities of the lead independent director include the following: acting as a liaison between the Chairman and the independent members of the Board of Directors; advising the Chairman on the quality, quantity and timeliness of the flow of information from management; serving as a resource to the members of the Board of Directors on corporate governance practices and policies; and coordinating and moderating executive sessions of the independent members of the Board of Directors.

DIRECTOR NOMINATION PROCESS

The Company formed a Nominating & Governance Committee (“the NGC”) in July 2021 to replace the Board’s Director Nomination Policy. The NGC, among other responsibilities, considers and acts on all matters relating to the nomination of individuals for election as directors, including pursuant to the Company’s diversity policy. Pursuant to the NGC Charter, the NGC reviews and makes recommendations regarding the composition and size of the Board of Directors in order to ensure that it has the requisite expertise and that its membership consists of persons with sufficiently diverse backgrounds and satisfies NASDAQ’s listing requirements regarding independent directors. The Company believes the diverse backgrounds and perspectives of its current directors, as described below under “Board Director Qualifications,” are appropriate to the oversight of the Company’s management team and performance.

In the consideration of director nominees, the NGC considers, at a minimum, the following factors for new directors, or the continued service of existing directors: (1) the ability of the prospective nominee to represent the interests of the stockholders of the Company; (2) the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; (3) the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; (4) the extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board of Directors; (5) the prospective nominee’s contributions to the Board of Directors as a whole; and (6) the background, including diversity of gender, race and ethnic background, of the prospective nominee.

Any stockholder who wishes to recommend a director candidate for consideration by the NGC should submit such recommendation in writing to the Board of Directors at the address set forth below under “Communications with Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as director.

Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria above.

NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

Any stockholder wishing to nominate an individual for election as a director at the Annual Meeting must comply with certain provisions in the Company's Restated Certificate of Incorporation. The Company's Restated Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the Annual Meeting. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days nor more than 60 days before a meeting at which directors are to be elected. To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of the Company beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in the Company's Restated Certificate of Incorporation relating to the nomination of an individual for election as a director. For a copy of the Company's Restated Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

In addition, to comply with Rule 14a-19 under the Securities Exchange Act of 1933 (the “Exchange Act”), the SEC’s universal proxy rule, if a stockholder intends to solicit proxies in support of director nominees submitted under the advance notice provisions of our Restated Certificate of Incorporation for next year’s annual meeting, then such stockholder must provide proper written notice that sets forth all the information required by Rule 14a-19 under the Exchange Act to the Secretary at the address above by February 26, 2024 (or, if next year’s annual meeting is called for a date that is more than 30 days before or more than 30 days after the first anniversary of this year’s annual meeting, then notice must be provided not later than the close of business on the later of the 60th day prior to the date of the 2024 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company). The notice requirements under Rule 14a-19 are in addition to the applicable advance notice requirements under our Restated Certificate of Incorporation as described above .

BOARD OF DIRECTOR QUALIFICATIONS

The Board of Directors seeks to be composed of a group of persons with a variety of experience, qualifications, attributes, skills and diversity that enable it to meet the governance needs of the Company. The Company has adopted a diversity policy which seeks a potential pool of director and executive officer candidates that include individuals who reflect diverse backgrounds, including diversity of gender, race, ethnic background and professional experience. The Board of Directors consists of a group of individuals who have a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the Board of Directors have an understanding of finance and accounting, are able to understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of the Company. In addition, members of the Board of Directors are active in, and knowledgeable about, the local communities in which the Company operates.

A number of the members of the Company’s Board of Directors are also among the largest of the Company’s shareholders. Following is a description of each director’s specific experience and qualifications that led the Board of Directors to conclude that the person should serve as a director for the Company.

Holly B. Adams has served as a director of the Company since 2012. Ms. Adams has a bachelor’s degree in Economics from DePauw University and an MBA degree from Texas Christian University. She is the President of Howell Asphalt Company, Wabash Asphalt Company, Inc., General Contractors and Prosser Company, which are subsidiaries of Howell Paving, Inc., of which she is also President (since 2013). She served as Executive Vice President of Howell Paving, from 2008-2013 and Vice President of Howell Asphalt Company and Howell Paving from 1997 until 2008. Her leadership experience and the business knowledge gained in her work with these companies and her experiences within the communities served by the Company assist the Board of Directors in various areas of its oversight.

Robert S. Cook has served as a director of the Company since August 2014. Mr. Cook has a bachelor's degree in Finance from the University of Missouri. He is currently the managing partner of TAR CO Investments LLC, which primarily invests in community banks. From 2009 to 2014, Mr. Cook was Vice President of FIG Partners, LLC, an investment banking firm, where he led corporate development efforts with community banks and thrifts for the company's Midwest practice. His experience analyzing financial statements and making assessments of community banks in the Midwest assists the Board of Directors in various aspects of oversight and decision making.

Joseph R. Dively has served as a director of the Company since 2004. Mr. Dively has a bachelor’s degree in Business from Eastern Illinois University and has also completed a “Finance for Executives” program through the graduate school of business at the University of Chicago. Mr. Dively has held a variety of management positions in diverse business units which included financial statement responsibilities since 1991. He served as Senior Executive Vice President of the Company and President of First Mid Bank from May 2011 to December 2013. On January 1, 2014, Mr. Dively became the Chairman of the Board of Directors and CEO of the Company. He also retained his position as President of First Mid Bank. Mr. Dively provides a wealth of institutional knowledge of the Company. Prior to his employment with the Company, Mr. Dively was Senior Vice President of Consolidated Communications Holdings, Inc., a publicly traded telecommunication holding company headquartered in Mattoon, Illinois. Mr. Dively has also served on the boards of directors of several other organizations where his duties included working with investors, executive teams and other board members. Mr. Dively’s current and previous experiences also assist the Board of Directors in dealing with issues related to the Company’s local communities and the Board of Directors also benefits from his perspective serving as a former executive officer of a publicly traded company.

Steven L. Grissom has served as a director of the Company since 2000 and has been determined by the Board of Directors to be an audit committee financial expert. Mr. Grissom has a bachelor’s degree in Business with an Accounting major from Eastern Illinois University, and is also a Certified Public Accountant (“CPA”) and Personal Financial Specialist (“PFS”). He was employed by a regional CPA firm from 1974 to 1981 where his experience included review of internal control procedures and analysis of major financial transactions including evaluation of appropriate accounting treatment under generally accepted accounting principles. From 1981 to 2005, Mr. Grissom held various positions at Illinois Consolidated Telephone Company which included tax and treasury responsibilities. Mr. Grissom is currently the Chief Executive Officer of SKL Investment Group, LLC, a private investment company where his responsibilities include tax and accounting functions and evaluation of financial statements for various investment opportunities. These skills serve the Board of Directors in its assessment of complex financial and investment matters.

Zachary I. Horn joined the Company's board of directors in January 2020. Mr. Horn has a bachelor’s degree in economics from St. Louis University and a master’s degree in finance from the University of Illinois. He is the founder, president and sole owner of Metro Communications Company, Inc. (since 2000) a regional telecommunications services provider. His leadership experience, the business and financial knowledge gained in developing his company over the past 19 years, and his experiences within the communities served by the Company assist the Board of Directors in various areas of its oversight.

Gisele A. Marcus joined the Company’s board of directors in February 2022. Ms. Marcus has a bachelor’s degree in MIS and Transportation Distribution Management from Syracuse University and an MBA degree from Harvard University Graduate School of Business. Ms. Marcus is the Vice President of Operations and Client Engagement at One Stone Development Company, LLC which is a boutique consulting firm that supports clients at the intersection of people and strategy by leading projects to drive change, coaching leaders to inject transformation, and providing strategic guidance on an array of business challenges. Ms. Marcus is all a Professor of Practice-Diversity, Equity & Inclusion (DEI) at Washington University in St. Louis, where she partners with faculty and students to promote the integration of academic scholarship within the field of DEI. Ms. Marcus also held the role of Chief Operating Officer of the St. Louis Regional Chamber making her a strong advocate for one of the Company’s strategic growing markets. Her role as an executive in solving talent and culture focused challenges provides valuable insight toward making the Company a stronger employer and enhancing employee engagement initiatives.

J. Kyle McCurry joined the Company’s board of directors in February 2021. Mr. McCurry has a bachelor’s degree in business administration and Juris Doctor Degree from the University of Missouri-Columbia. He is the Chief Operating Officer and General Counsel of Paige Sports Entertainment, a private family office that provides management services to support the activities and investments of its principals (since 2015). Prior to joining Paige Sports, Mr. McCurry was a partner with Stinson, LLP, where his practice focused on mergers and acquisitions, corporate finance, and regulatory and general corporate matters for banks and bank holding companies. He also served on the Board of Directors of Providence Bank since 2015. Mr. McCurry’s experience counseling bank and bank holding companies, including those of our recently acquired bank, Providence Bank, and managing the legal, risk and operational matters of a wide variety of entities will assist the Board of Directors in its various areas of oversight and banking experience.

Mary J. Westerhold has served as a director of the Company since September 2016, following the Company's acquisition of First Clover Leaf Financial Corp. She was as director of First Clover Leaf Financial Corp. from 2011-September 2016. She has been determined by the Board of Directors to be an audit committee financial expert. Ms. Westerhold has a bachelor's degree in Business Administration with a minor in Finance from Stephens College and an MBA degree from St. Louis University. She is the Vice President and Chief Financial Officer (since 1997) and Controller (from 1992 to 1997) of Madison Communications, Inc. and its affiliate telecommunications companies, Madison Telephone Company and Madison Network Systems, Inc. She also served as a Commercial Loan Officer for Mark Twain Bancshares (1989-1991). Ms. Westerhold’s experience in managing the operations of the various companies provides the Board with valuable general business experience. In addition, her financial and accounting experience provides the Board with valuable insight in accounting and strategic transactions involving the

Company. Additionally, having served as a director of First Clover Leaf Financial Corp., Ms. Westerhold brings in-depth knowledge of one of the Company's acquired operations and the market in which it operates.

James E. Zimmer has served as a director of the Company since August 2014. Mr. Zimmer has an MBA degree from Washington University. From 1992-2010, he held a variety of sales, marketing and executive positions throughout the agricultural industry with Monsanto Corporation. Mr. Zimmer is currently the owner of J. Zimmer Properties, a premier student housing provider and the co-founder of Bio-Enzyme, an agriculture business focused on innovative solutions for farmers (since 2010). Mr. Zimmer is also co-founder and partner of Moraine Farmland Partners (“MFP”). MFP invests in and operates farms in Illinois and Indiana. His experience and knowledge gained from these agriculture-related businesses will assist the Board of Directors in the communities it serves and various areas of its oversight.

In 2022, the Nominating & Governance committee identified areas of skill, experience and knowledge important for the Company's long term success. The following matrix details the background of the members of the Board of Directors in the key areas identified.

Knowledge, Skills & Experience	Adams	Cook	Dively	Grissom	Horn	Marcus	McCurry	Westerhold	Zimmer	Total #
Financial Services / Banking	*	*	*	*			*	*	*	7
Accounting, Finance, Tax	*	*		*	*		*	*		6
Executive Leadership	*		*	*	*	*	*	*	*	8
Strategic Planning, Business Development, Business Operations	*	*	*	*	*	*	*	*	*	9
Mergers & Acquisitions		*	*	*			*	*	*	6
Risk Management	*	*	*	*			*	*		6
Corporate Governance	*	*	*	*			*	*		6
Regulatory & Legal	*	*	*	*			*	*	*	7
Human Capital Management	*		*	*		*	*		*	6
Consumer, Marketing, Digital			*						*	2
Community Relations	*		*	*		*	*		*	6
Information Security, Cybersecurity, Technology			*		*	*		*		4
Agriculture		*		*	*			*	*	5
Entrepreneur	*	*			*			*	*	5
Real Estate			*	*	*	*	*	*	*	7

Board Tenure	Adams	Cook	Dively	Grissom	Horn	Marcus	McCurry	Westerhold	Zimmer	Total #
Years	11	9	19	23	3	1	2	6	9	83

DIRECTOR INDEPENDENCE

The Board of Directors has determined that, except for Mr. Dively, each of the members of the Board of Directors is "independent" in accordance with the independence standards of the NASDAQ Stock Market LLC ("NASDAQ"). The Board of Directors has established an Audit committee, Compensation committee and Nominating & Governance committee. The Board of Directors has concluded all current members of the Audit committee, Compensation committee, and Nominating & Governance committee, and all members of each committee during 2022, satisfy the independence, experience and other membership requirements of NASDAQ, as required by the charters of the Audit committee, Compensation committee and Nominating & Governance committee. The Board of Directors has also created other company-wide management committees composed of officers of the Company and its subsidiaries.

COMMITTEES AND COMMITTEE CHARTERS

The Board of Directors has standing Audit, Compensation, and Nominating & Governance Committees. The Board has adopted written charters for each committee. All of the Company’s independent directors serve on the three standing committees.

Audit Committee. The members of the audit committee of the Company during the fiscal year ended December 31, 2022 were, and on the date of this proxy statement are, Messrs. Grissom (until April 2023 when he will retire from the Board of Directors), Horn, Cook, McCurry and Zimmer, Ms. Adams, Ms. Marcus (since February 2022 when she joined the Board of Directors) and Ms. Westerhold. The audit committee met seven times in 2022. The audit committee assists the Board of Directors with the review of the Company’s financial statements and the Company’s compliance with applicable legal and regulatory requirements. Additionally, the audit committee appoints, and is directly responsible for the oversight of, the independent auditor, pre-approves all services performed for the Company by the independent auditor and oversees the Company’s internal audit function. The audit committee may also retain independent legal, accounting, or other advisors as it may deem necessary in order to carry out its duties.

The Securities and Exchange Commission requires that Boards of Directors disclose whether any audit committee member qualifies as an “audit committee financial expert” as defined under SEC guidelines. The Board of Directors determined that Steven L. Grissom (until April 2022 when he will retire from the Board of Directors) and Mary J. Westerhold are each audit committee financial experts. Accordingly, Mr. Grissom and Ms. Westerhold are each presumed to qualify as financially sophisticated audit committee members under the rules of NASDAQ.

The audit committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 24, 2023. A copy of the audit committee charter may be found on the Company’s website at www.firstmid.com. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

Compensation Committee. The members of the compensation committee of the Company during the fiscal year ended December 31, 2022 were, and on the date of this proxy statement are, Messrs. Grissom (until April 2023 when he will retire from the Board of Directors), Horn, Cook, McCurry and Zimmer, Ms. Adams, Ms. Marcus (since February 2022 when she joined the Board of Directors) and Ms. Westerhold. The compensation committee met three times in 2022. The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including reviewing and approving base salaries and annual bonuses, conducting a review of executive officers’ salary, incentive compensation, retirement benefits and fringe benefits compared to other financial services companies in the region, and using its best judgment in determining that total executive compensation reflects the Company’s mission, strategy and performance.

The compensation committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 24, 2023. A copy of the compensation committee charter may be found on the Company’s website at www.firstmid.com. The compensation committee will review and reassess the charter from time to time but not less than annually.

Additionally, the Board of Directors, or if the Board of Directors so delegates, a sub-committee of the compensation committee, has responsibility for administering the stock incentive plans of the Company and approves grants based on the compensation committee's recommendation. For information about the role of the compensation committee with respect to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating & Governance Committee. The members of the NGC during the fiscal year ended December 31, 2022 were, and on the date of this proxy statement are, Messrs. Grissom (until April 2023 when he will retire from the Board of Directors), Horn, Cook, McCurry and Zimmer, Ms. Adams, Ms. Marcus (since February 2022 when she joined the Board of Directors) and Ms. Westerhold. The NGC committee met three times in 2022. The NGC Charter covers a wide range of topics including: Board composition; selection, tenure, evaluation and retirement of Board members; Board leadership; onboarding of new members and overseeing continuing education programs for board members. The NGC is responsible for annually reviewing the Company’s organizational documents, governance guidelines, and governance related policies and procedures. The NGC oversees the review of the Boards’ performance and each committees’ performance. The NGC is also responsible for reviewing the Company’s environmental, social, and corporate governance (ESG) initiatives and strategy. The NGC may also retain independent legal, accounting, or other advisors as it deems necessary in order to carry out its duties.

The NGC acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 24, 2023. A copy of the NGC charter may be found on the Company’s website at www.firstmid.com. The NGC will continue to review and reassess the charter from time to time, but not less than annually.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2022, Messrs. Grissom, Horn, Sparks, Cook, McCurry and Zimmer and Ms. Adams, Ms. Marcus (since February 2022 when she joined the Board of Directors) and Ms. Westerhold served on the compensation committee. No member of the compensation committee was, during 2022, an officer or employee of the Company, was formerly an officer of the Company or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2022, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity.

BOARD DIVERSITY

The Board of Directors seeks to be composed of a group of persons with a variety of experience, qualifications, attributes, skills and diversity that enable it to meet the governance needs of the Company. The Company has adopted a diversity policy which seeks a potential pool of director and executive officer candidates that include individuals who reflect diverse backgrounds, including diversity of gender, race, ethnic background and professional experience. The table below illustrates self-reported diversity characteristics for the individuals currently serving on the Company’s Board of Directors.

Board Diversity Matrix
Board Size:
Total Number of Directors	9
Gender:	Male	Female	Non-Binary	Gender Undisclosed
	6	3	—	—
Number of directors who identify in any of the categories below:
African American or Black		1	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	6	2	—	—
Two or more races or ethnicities	—	—	—	—
LGBTQ+	—
Undisclosed	—

Of the nine current directors, three identify (33%) as having at least one diversity characteristic (i.e. female, non-binary, LGBTQ+ and/or race or ethnicity other than white).

BOARD INVOLVEMENT IN THE RISK MANAGEMENT PROCESS

The Board of Directors oversees the risk management of the Company through its committees, management committees and the Chief Executive Officer. The Board of Directors' audit committee monitors risks related to (1) the effectiveness of the Company’s disclosure controls and internal controls over financial reporting, (2) the integrity of its Consolidated Financial Statements, (3) compliance with laws and regulations, (4) risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, (5) internal and independent auditors and (6) tax, investment, credit and liquidity matters. In addition, the audit committee oversees the internal audit function and communicates with the independent registered public accountant. The compensation committee is also involved in risk management through its review of risks in the Company’s compensation policies and practices for employees. The Board of Directors' recognition of the importance of risk management oversight and their role in representing the interests of stockholders is enhanced as a result of the Board of Directors members’ collective beneficial ownership of approximately 6.8% of the outstanding shares of Common Stock of the Company.

At its monthly meetings, the Board of Directors receives the minutes from each of the Company's management committee meetings, as well as various reports from executive management, including the senior Risk Management officer. The Board of Directors reviews and discusses these reports with each of the executive managers. The Board of Directors reviews the status of all classified assets and trends in loan delinquency and reviews the allowance for loan losses each quarter. The senior loan committee approves all loan underwriting decisions in excess of $10 million and up to $30 million. The Board of Directors approves all underwriting decisions in excess of $30 million.

The Board of Directors also reviews the policies and practices of the Company on a regular basis. In addition, the Board of Directors reviews corporate strategies and objectives, evaluates business performance and reviews the annual business plan.

CODE OF CONDUCT

The Company has adopted a code of conduct for directors, officers, and employees of the Company. This code of conduct is posted on the Company’s website at www.firstmid.com. The code of conduct sets forth guiding principles by which the Company and its directors, officers and employees conduct business with the Company’s stockholders and customers.

COMMUNICATIONS WITH DIRECTORS

Any stockholder or other interested person may communicate with the Board of Directors or any individual director by sending written correspondence addressed to the Board of Directors or such individual director in care of the Secretary of the Company at First Mid Bancshares, Inc., 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938. The Secretary or the designee thereof will forward such correspondence to the Board of Directors or the relevant director.

STOCK OWNERSHIP GUIDELINES

The Company encourages its non-employee directors to own stock in the Company valued at a minimum of $100,000. While this is not a requirement, eight out of the Company’s nine directors currently meet this threshold. In calculating directors’ share ownership, the Company includes shares owned in the Company’s deferred compensation plan.

The Company has also implemented stock ownership and retention guidelines for its executive officers within the Company’s 2017 Stock Incentive Plan. Executive officer are permitted to meet the ownership guidelines over time and are restricted from divesting shares until the requisite ownership level is met.

Title	Ownership Requirement
CEO	12,500
SEVP	7,500
EVP	5,000
SVP	2,500

SUSTAINABILITY, HUMAN CAPITAL, AND SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

The Company believes that operating a sustainable business is a multi-faceted undertaking. It is important for the Company to incorporate sustainable practices into our strategy and operations to create long-term shareholder value. The Company’s employees are integral to its long-term success. Accordingly, the Company invests in its employees by offering competitive compensation and benefits, career development and advancement opportunities, and an equitable and inclusive culture. The Company is committed to strengthening the communities it serves through commitment to the community initiatives, which include employee volunteerism, charitable contributions and overall community development. The Company knows that environmental considerations are critically important, and we actively encourage customers to utilize our environmentally friendly solutions and support customers that pursue environmentally responsible ventures. These considerations are discussed in greater detail below. The Company’s corporate governance practices (discussed above) are another key component of sustainability.

HUMAN CAPITAL

A strategic priority of the Company is to be an empowering employer that provides a work environment that attracts, develops, and retains top talent. The Company’s culture is derived from its core values: integrity, motivation, professionalism, accountability, commitment, and teamwork. These values are the framework for providing employees an engaging work experience that allows for career fulfillment and growth.

Diversity and Inclusion. The Company’s commitment to diversity and inclusion starts with its Board of Directors, which oversees the culture and holds management accountable to build and maintain a diverse and inclusive environment. The Board of Directors includes three female directors. One of the female directors is the lead independent director and another female director is the Chair of the Audit Committee. The Board of Directors also includes one individual who identifies as a racial or ethnic minority. The executive officers of the Company include five females and one individual who identifies as a racial or ethnic minority.

The Company’s Diversity and Inclusion Policy guides the Company’s efforts in developing and maintaining an inclusive work environment where every employee is treated with dignity and respect and ensures that employees can devote their full attention to performing their jobs to the best of their ability. The Company requires all employees to complete annual workplace harassment, disability, and diversity education and training. The Company understands that its success is dependent on continuing to strengthen its culture of inclusion.

Talent Engagement. The Company partnered with a trusted industry leader over the last five years to conduct its annual employee engagement survey. Employee participation in the engagement survey was 98.7% for 2022. The high level of participation in our survey provides the Company confidence that the results are meaningful and that the areas identified as needing improvement are genuine. The ability to target areas for improvement has resulted in our overall engagement score increasing each year.

The Company also has an Employee First Committee (“EFC”) whose purpose is to improve employee satisfaction and fulfillment by promoting fun, fellowship and generosity within the company and the community across the Company footprint. Another purpose of EFC is to raise money and supplies for local charities through events that are sponsored by the Company and staffed by its employees.

The Company’s CEO has an annual award called the Chairman’s Award for Excellence which allows employees to nominate peers who have gone above and beyond. This award recognizes individuals in the organization who have consistently performed above expectations or achieved extraordinary results while exemplifying the Company’s core values.

The CEO hosts an all employee call each quarter to share Company information and ongoing initiatives with Company employees. In addition to sharing important updates, employees are encouraged to submit questions in advance or during the call to be answered by management. Finally, a tradition of the quarterly call is to recognize the Company’s top performers, both at work and in the communities we serve.

Talent Development. The Company invests significant resources to support the personal and professional development of its employees. The Company has implemented a number of programs to develop its employees, including tuition reimbursement, annual regulatory training, job shadowing, leadership development training, and a mentor program. The Company focuses on development programs with activities needed to prepare the employee for the next level, which is important for the Company’s succession planning strategy.

Total Rewards. The Company is committed to offering a competitive total rewards package which meets the needs of its employees and attracts top talent. The Company invested in its workforce during 2022 by readjusting job grade and pay ranges to better align positions with current market trends. Each position within the Company is placed in a job grade based on the necessary skill and experience needed to succeed in the position. Management provided complete transparency to team members by publishing each job grade and pay grade through a job value matrix.

The Company offers a wide array of benefits for its employees including:

•
Medical, Dental, and Vision Insurance Plans
•
Flexible Spending Accounts
•
Health Savings Accounts with a Company Matching Contribution
•
Company provided Life Insurance
•
Company provided Long Term Disability
•
Company provided Premier Checking Account
•
401(k) Plan including a Company Match
•
Profit Sharing Contribution
•
Employee Stock Purchase Plan with an Employee Discount
•
Voluntary Ancillary Insurance Plans
•
Paid Time Off (Vacation, Volunteer, Sick and Personal Time)
•
Maternity/Paternity Paid Leave
•
Tuition Reimbursement
•
Computer Purchase Program
•
Dress Professional Program
•
Service Anniversary/Retirement Recognition & Award
•
Chairman’s Award – Top Peer Recognition
•
Volunteer Time Recognition
•
Company Apparel – Company Paid 50%
•
Opportunity for Bonus and Stock awards

SOCIAL RESPONSIBILITY

Giving back to the communities we serve throughout the Company’s 158-year history has always been an important part of our culture as a community bank. Like the Company’s commitment to its employees, the Company’s commitment to the community is a strategic priority. The Company recognizes that its sustainability is tied to the sustainability of the communities it serves. The Company’s Commitment to Community program promotes employee volunteerism, charitable contributions and overall community development.

Commitment by Employees. In 2022, the Company’s employees volunteered 15,889 hours to community organizations. The Company recognizes our top volunteers by making donations to the charities in the name of the employee. The Company also encourages employees to serve in leadership roles in these organizations as part of their professional development. The Company conducts an annual United Way fundraiser where it matches its employees’ contributions 100%. Employee participation is encouraged by providing additional vacation time if 50% of the Company’s workforce participates. In 2022, over 50% of the Company’s workforce contributed to its annual United Way campaign which resulted in a total contribution to the United Way of over $145,000.

Community Development. The Company created the role of Corporate Community Development Officer in 2021 and filled the position at a Senior Vice President level. The Corporate Community Development Officer oversees the Company’s community development and Community Reinvestment Act (“CRA”) initiatives. The Corporate Community Development Officer represents the Company in community and economic development activities and serves as an expert resource for Company employees on community development service, lending, and investment programs. The Corporate Community Development Officer is responsible for expanding outreach relationships with community organizations, including affordable housing, economic development, community agencies, and other not-for profit partners of the Company. The Company maintains a Community Development Committee comprised of internal leadership from each of the Company’s market areas and, in 2022, created a Community Advisory Board comprised of external community leaders to help identify community development opportunities and needs. These additions to our Commitment to Community program help ensure that the Company’s resources are allocated appropriately throughout the Company’s footprint.

Products and Services. The Company meets the needs of the communities within its footprint through its products and services. The Company continues to monitor its products and services to ensure that the needs of the community are being met and in 2022 created innovative products to address community needs including a home improvement loan product with flexible underwriting criteria and a small business loan subsidy product to assist small businesses in obtaining capital. The Company has been recognized multiple times as the Central/Southern Illinois Community Lender of the Year by the U.S. Small Business Administration. The Company’s commitment to small businesses provides a positive impact on the economy and quality of lives in our communities. The Company has over $300 million in existing commitments to its small business customers. On the deposit side, the Company offers a second chance checking product for those customers who do not otherwise qualify for a regular checking account. The Company also offers its deposit customers the opportunity for a 4-month interest free loan on any account 30 days overdrawn. The Company is committed to providing retail banking products that serve the unbanked or underbanked and received approval in 2022 for a BankOn certified product that will be rolled out in 2023.

ENVIRONMENTAL RESPONSIBILITY

The Company and our customers significantly expanded the use of digital solutions in 2022, including through increased adoption of e-Statements, remote deposit capture, bill pay, person to person payments (P2P) and other mobile and online banking services, as well as expanded use of digital signatures and online account opening processes. The Company utilizes ongoing marketing campaigns to encourage customers to take advantage of these environmentally responsible options.

The Company supports environmental awareness and sustainability by encouraging and empowering recycling, responsible waste management practices and energy conservation throughout the organization. The Company has an Energy Management Plan designed to identify capital improvement opportunities aimed at energy reduction and identifying means of conserving the energy the Company uses. The Company is converting its branches from incandescent lighting to LED lighting, utilizing interior motion timers, and installing programmable thermostats with temperature setbacks. The implementation of our Energy Management Plan will identify additional methods for the Company to reduce our carbon footprint in all aspects of the Company’s operations.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company's officers and directors, and beneficial owners of more than 10% of the Company's stock, if any, to file reports of ownership and changes in ownership on Forms 3,4, and 5 with the Securities and Exchange Commission, and to furnish copies of these forms to the Company. To the Company's knowledge, based solely upon a review of copies of Securities and Exchange Commission Forms 3, 4, and 5 and upon related written representations furnished to the Company with respect to the fiscal year ended December 31, 2022, the Company believes that all of the Company's officers and directors filed on a timely basis all reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2022.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2022. The audit committee also discussed with the independent auditors, FORVIS, LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Commission. The audit committee received the written disclosures and the letter from FORVIS, LLP required by applicable requirements of the PCAOB regarding FORVIS, LLP’s communications with the audit committee concerning independence, and discussed with FORVIS, LLP the independence of that firm.

Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022. This audit committee report is submitted by the audit committee of the Board of Directors:

Mary J. Westerhold, Chairman	Zachary I. Horn
Holly B. Adams	Gisele A. Marcus
Robert S. Cook	J. Kyle McCurry
Steven L. Grissom	James E. Zimmer

FEES OF INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by FORVIS, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2022 and 2021, the audit of the Company’s internal control over financial reporting as of December 31, 2022 and 2021, and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2022 and 2021 were $277,400 and $247,750, respectively.

Audit-Related Fees. The aggregate fees billed for professional services rendered by FORVIS, LLP for audit-related services for the fiscal years ended December 31, 2022 and 2021 (namely employee benefit plan audits) were $22,065 and $21,736, respectively.

Tax Fees. The aggregate fees billed for professional services rendered by FORVIS, LLP for the fiscal years ended December 31, 2022 and 2021 (namely preparation of consolidated tax returns and tax advice) were $0 and $8,230, respectively. The aggregate fees billed for professional services rendered by KPMG, LLP for the fiscal year ended December 31, 2022 and 2021 (namely preparation of consolidated tax returns, amended returns and tax advice) were $120,175 and $52,000.

All Other Fees. The aggregate fees billed for other professional services rendered by FORVIS, LLP for the fiscal years ended December 31, 2022 and 2021 (namely consents and other special audit procedures required following the Company's acquisitions) were $18,125 and $46,150, respectively.

The audit committee pre-approves all auditing services and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee preapproved all services performed by the independent auditors in 2022.

INDEPENDENT PUBLIC ACCOUNTANTS

FORVIS, LLP acted as independent certified public accountants of the Company and its subsidiaries for the fiscal year ending December 31, 2022. FORVIS, LLP has served as the Company's independent certified public accountant since July 26, 2005.

A representative from FORVIS, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions. The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2023. The Company expects to appoint its independent auditors for 2023 at its March meeting of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This compensation committee report is submitted by the compensation committee of the Board of Directors:

James E. Zimmer, Chairman	Zachary I. Horn
Holly B. Adams	Gisele A. Marcus
Robert S. Cook	J. Kyle McCurry
Steven L. Grissom	Mary J. Westerhold

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives and philosophy underlying the Company’s executive compensation program and the material elements of the compensation paid to the Company’s executive officers, including the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”). The named executive officers for 2022 were:

Joseph R. Dively:	Chairman, President & Chief Executive Officer
Matthew K. Smith:	Executive Vice President & Chief Financial Officer
Michael L. Taylor:	Senior Executive Vice President & Chief Operating Officer
Eric S. McRae:	Executive Vice President & Chief Lending Officer
Bradley L. Beesley:	Executive Vice President & Chief Wealth Management Officer

Executive Compensation Objectives

It is the policy of the Company to compensate its executives in a manner that is equitable and competitive based on their responsibilities, performance and market conditions. The Company’s compensation objectives with respect to its named executive officers are to:

•
Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.
•
Enable the Company to attract and retain the best available executive talent.
•
Reward individual performance and contributions to the Company.

Setting Executive Compensation

The compensation committee attempts to meet these objectives by providing a mix of key compensation elements that include base salary, annual cash incentives and equity-based compensation. In setting aggregate compensation for each of the named executive officers, the compensation committee first establishes appropriate levels of base salary for the executives, and then establishes the opportunity for the executives to earn additional compensation through annual cash incentives and longer-term equity compensation. The amount of such additional compensation varies with position and, in the case of annual and long-term incentives, is also conditioned on attainment of corporate or individual performance measures. The Company also provides retirement benefits, severance and change in control benefits, and a limited number of perquisites and other personal benefits in order to ensure a complete and competitive compensation plan.

The compensation committee uses the key elements of compensation to meet the objectives of its executive compensation program as follows:

Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders. The compensation committee grants performance awards under its executive long-term incentive plan that consist of restricted stock awards and/or restricted stock units. The compensation committee also bases a significant portion of an executive’s cash incentive on attainment of certain corporate performance metrics, which encourages the executive to work to increase the Company’s profitability and in turn, its stock value.

The compensation committee believes that the components of the long-term incentive plan align key executive compensation with the Company’s performance goals. The long-term incentive plan generally includes goals which ensure that the executives are focused on sustainability of earnings and growth of the Company.

Enable the Company to attract and retain the best available talent. To achieve this objective, the compensation committee believes it must pay compensation that is competitive. As described below, the compensation committee reviews and monitors the compensation paid by companies that are comparable to the Company to ensure that compensation packages are competitive.

Reward individual performance and contributions to the Company. The compensation committee’s evaluation of the individual performance of each executive affects his or her compensation. Individual performance is an important factor in determining base salary, which in turn affects the amount of cash incentive compensation that can be earned and equity compensation that is granted. Individual performance is also a component of the cash incentive compensation and, when awarded, equity compensation.

The compensation committee makes all compensation decisions for the CEO and all other executive officers of the Company. The CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the compensation committee. The compensation committee considers the CEO’s recommendations when making its final compensation decisions for all executives other than the CEO. Although the compensation committee has the discretion to make all final decisions, the recommendation of the CEO is an important factor. The compensation committee believes that its ability to exercise discretion in setting the elements of compensation for its executives provides flexibility to establish appropriate overall compensation levels and achieve the Company’s objectives.

Key Elements of Compensation

Each year the compensation committee reviews compensation data of the most highly paid executives of other comparable banking institutions. For 2022, the data consisted of a compensation survey, prepared by the Company’s Chief Human Resources Officer, of publicly traded banks in non-urban markets in the upper Midwest who directly compete with the Company or who have market capitalization comparable to that of the Company. (The banks included in the 2022 analysis ranged in size from approximately $5 billion to $8 billion in assets). Because these institutions frequently recruit individuals for senior executive positions requiring similar skills and backgrounds to the individuals recruited by the Company, the compensation committee uses this information as a general guide in establishing the base salaries, cash incentives and equity compensation of the named executive officers.

The compensation committee generally aligns compensation components with those used by the peer institutions and attempts to maintain a comparable level of total compensation (i.e., salary, annual cash incentives and equity compensation). However, the compensation committee does not rely solely on this information. In addition, the compensation committee considers each executive’s current salary, his or her individual performance, the financial performance of the Company, the anticipated difficulty of replacing the executive with a person of comparable experience and skill and the recommendation of the CEO.

Total compensation for the named executive officers was initially targeted at the 50th percentile of the survey group for similar executive positions, then adjusted based on various factors, including the market survey data, individual performance and the experience level of the executive. The compensation committee approved changes to the current compensation program for the 2022 pay decisions, including salary increases for certain executives.

The compensation committee may also periodically engage the services of independent consultants with knowledge and experience in such matters from time to time, but did not do so in setting 2022 compensation.

Base Salary

Executives are paid an annual salary. The compensation committee reviews salaries annually in the beginning of each year. Based on the guidelines and factors described above, the compensation committee, in early 2022, concluded that adjustments to base salaries for the named executive officers were necessary in order to keep their compensation competitive. In addition to the factors noted above, the compensation committee considered the level of the executive's accomplishment of individual goals for the prior year, the number of individuals the executive supervises, the level of duties and responsibilities assumed by the executive and the strategic implications of the decisions the executive is required to make.

The compensation committee established the 2022 base salary for the named executive officers as follows (salary increases were effective as of February 7, 2022):

Executive	2022 Salary Rate	$ Increase from 2021 Salary Rate
Mr. Dively	$520,000	$24,581
Mr. Smith	$280,000	$13,869
Mr. Taylor	$340,000	$11,987
Mr. McRae	$290,000	$7,761
Mr. Beesley	$198,000	$5,987

The actual salaries paid to the named executive officers in 2022 are set forth in the “Salary” column of the Summary Compensation Table of this proxy statement.

Annual Cash Incentives

The named executive officers are eligible to participate in the Company’s Incentive Compensation Plan (the "Plan”), which is designed to reward executives in increasing Company profitability which creates stockholder value.

Since successful execution of the Company’s strategic plan requires that members of the executive management team work closely together and because senior management has the potential greatest influence on Company profitability, the compensation committee determined that incentive opportunity for 2022 would be as follows: The incentive opportunity for all named executive officers would continue to be based 70% on the Company’s net income (adjusted as determined by the Compensation Committee for non-budgeted and non-recurring expenses), and the Company’s asset quality (adversely classified loans and repossessed assets as a percent of total loans, would continue as a performance measure, based on the premise that asset quality has a strong correlation to future loan losses and therefore, future profitability, while net income represents current profitability. In addition, for 2022, performance metrics tied to efficiency and lines of business were also continued metrics for Messrs. Dively, Smith and Taylor, because the compensation committee determined that improving overall efficiency and building a relationship driven culture that includes all business line products and services represents better alignment to the strategic plan and goals of the Company and represents better measures of stockholder value. For Mr. Beesley, 30% of his cash incentive opportunity continued to be based on the profitability of Wealth Management.

The target cash incentive opportunity for each named executive officer established for 2022 was based on a percentage of the executive's salary rate in effect beginning February 7, 2022. The target opportunity and allocation among the performance goals was as follows:

Executive	% of Salary Payable as Cash Incentive	% of Cash Incentive Tied to Net Income	% of Cash Incentive Tied to Asset Quality	% of Cash Incentive Tied to Efficiency	% of Cash Incentive Tied to Lines of Business	% of Cash Incentive Tied to WM Profitability
Mr. Dively	75%	70%	10%	10%	10%
Mr. Smith	40%	70%	10%	10%	10%
Mr. Taylor	40%	70%	10%	10%	10%
Mr. McRae	40%	60%	40%
Mr. Beesley	30%	70%				30%

At the same time, the compensation committee established the criteria for measurement of these goals. The net income target, efficiency target and the lines of business target were determined using the current year budgeted amounts. The asset quality target was determined based on a percentage of the current balance of total loans outstanding at December 31, 2022. The Wealth Management profitability target was determined using budgeted profitability for 2022.

Using the metrics above as a base line, the compensation committee determined the following 2022 goal criteria:

	Net Income	Asset Quality	Efficiency	Lines of Business	WM Profitability
Threshold (1):	$63.1 million	1.40%	64.40%	$7.9 million	$4.8 million
Target (2):	$70.1 million	1.10%	58.00%	$8.8 million	$5.3 million
Maximum (3):		0.90%

(1)
Amounts for threshold were determined as 90% of current year budgeted net income, adversely classified assets of 1.40% of current year loan balance, efficiency ratio of 64.40%, combined lines of business of 90% of 2022 budget for FMIG and WM, and 90% of 2022 WM budget.

(2)
Amounts for target were determined as 100% of current year budgeted net income, adversely classified assets of 1.10% of current year loan balance, efficiency ratio of 58.00%, combined lines of business of 100% of 2022 budget for FMIG and WM and 100% of 2022 WM budget.

(3)
Amount for maximum was determined as adversely classified assets of 0.90% of current year loan balance. There was no maximum for the other goal categories.

During 2022, the compensation committee established the percent of the target cash incentive opportunity that would be earned at each performance level as:

Performance Level	Mr. Dively	Messrs. Smith, Taylor and McRae	Mr. Beesley
Threshold:	38%	21%	16%
Target:	75%	40%	30%

Tables were established to determine payout for net income achievement between threshold and target, and for achievement that exceeds target. Similar tables were established for corporate asset quality, efficiency, lines of business and wealth management net income with increases and decreases to the opportunity of the CEO and other named executive officers being the same.

Operations for 2022 resulted in adjusted net income of $70.5 million which exceeded the target level. Adjusted net income was adjusted down from reported net income, as determined by the Compensation Committee, for a non-recurring tax benefit adjustment of $2.5 million. Adversely classified assets on December 31, 2022 totaled $38.7 million or 0.80% of the current year loan balance, which exceeded the maximum level. Efficiency was 60.20% which was below the target level. Net income for the combined lines of business was $10.4 million which was greater than the target level and Wealth Management profitability for 2022 was $6.2 million, which exceeded the target level. The cash incentive awards paid were based on performance achievement as follows:

Mr. Dively	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	100%	54.2%
Asset Quality	10%	122%	23.7%
Efficiency	10%	96%	6.3%
Lines of Business	10%	118%	24.0%
			108.2%

Messrs. Smith and Taylor	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	100%	29.1%
Asset Quality	10%	122%	14.6%
Efficiency	10%	96%	3.4%
Lines of Business	10%	118%	14.7%
			61.8%

Mr. McRae	% of Incentive	% of target attainment	% of opportunity earned
Net Income	60%	100%	25.0%
Asset Quality	40%	122%	58.2%
			83.2%

Mr. Beesley	% of Incentive	% of target attainment	% of opportunity earned
Net Income	70%	100%	21.8%
WM Budget NI	30%	117%	32.4%
			54.2%

Based on the above levels of attainment, the following bonuses were paid for 2022:

Executive	Cash Incentive
Mr. Dively	$562,588
Mr. Smith	172,928
Mr. Taylor	209,984
Mr. McRae	241,280
Mr. Beesley	107,316

Mr. Beesley maintains ongoing responsibilities for managing a portfolio of brokerage customers that includes providing investment advice and completing investment trades. Pursuant to the terms of his employment agreement, and consistent with standard practice in the brokerage industry, Mr. Beesley is entitled to 30% of net revenues he generates on his individual book of business through First Mid's broker/dealer. Accordingly, the compensation committee approved an additional annual cash incentive for Mr. Beesley for 2022 of $265,204, for a total of $372,520.

Equity Compensation

The compensation committee grants long-term equity compensation to motivate executives to increase stockholder value over the long term and more closely link the financial interests of the Company’s executives with those of its stockholders.

Since 2011, the compensation committee has made awards pursuant to the Executive Long-Term Incentive Program (LTIP), which provides a framework for granting awards of restricted stock and restricted stock units (RSUs) under the Company's Stock Incentive Plan. The compensation committee believes that the components of the LTIP more closely align key executive compensation with the Company’s performance goals than the stock options granted in prior years and ensures that the executives are focused on longer term sustainability of earnings and growth in the value of the Company. In January 2022 the compensation committee made grants of performance based RSUs to the named executive officers. The January 2022 awards were for a target number of units as follows:

Executive	RSU Award
Mr. Dively	10,400
Mr. Smith	3,000
Mr. Taylor	3,000
Mr. McRae	3,000
Mr. Beesley	2,000

The RSU award was subject to a one-year performance period with a performance goal based on 2022 budgeted net income (the target was $70.1 million). If the target goal is attained, the executives receive a restricted stock award for the target number of shares, and the award is then subject to further three-year service-based vesting with 1/3 vesting on December 15, 2023, 2024 and 2025. If the target goal is below target but above the threshold, eligible shares will be pro-rated between the two levels. For 2022, the threshold was set at $63.1 million. During 2022, the target net income goal was exceeded and in January of 2023, the executives were awarded the target number of shares of restricted stock. There were no additional discretionary shares awarded to any named executive officer during 2022.

Retirement Plans

The Company sponsors various retirement plans that cover eligible employees, including the named executive officers. The Company believes that these benefits are a valuable incentive for attracting and retaining top executives.

401(k) Plan. The Company’s 401(k) plan is a tax-qualified retirement plan that covers all employees generally, including the named executive officers. An employee can elect to defer a percentage of his or her compensation on a pre-tax and/or post-tax basis, up to a maximum in 2022 of $20,500, or $27,000 if age 50 or over, and the Company contributes a matching contribution of up to 4% of the employee’s deferral contributions. The Company also provides a discretionary annual contribution up to 2% of each eligible employee’s compensation, whether or not the employee makes elective deferral contributions. (Amounts paid to the plan reflect the Internal Revenue Code’s limit on the amount of compensation that can be considered in determining contributions, which was $305,000 in 2022). The Company’s contributions under the Plan on behalf of each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified retirement plan that covers selected employees, including the named executive officers. The plan provides higher paid employees with the opportunity to defer compensation in addition to compensation that can be deferred under the 401(k) Plan. For each calendar year, each executive can defer a portion of his or her salary and cash incentive opportunity. Participants have the ability to select from various investments, including common stock of the Company. The Company does not contribute to this plan. The Deferred Compensation Plan is described in greater detail in the “Non-Qualified Deferred Compensation” section of this proxy statement.

Employment Agreements

The Company has employment agreements with certain of its executives, including each named executive officer. The agreements, which are for one-year terms (subject to auto-renewal unless terminated during the year) or three-year terms, provide for a minimum base salary which cannot be reduced, and a cash incentive opportunity. The agreements also provide for severance benefits upon certain terminations of employment. If the named executive officer’s employment is terminated by the Company without cause, he or she is entitled to continued payment of base salary for 12 months and continued health coverage for the severance period. If following a change in control of the Company, either the named executive officer’s employment is terminated by the Company without cause, or the named executive officer terminates his or her employment for good reason, the named executive officer is entitled to continued payment of base salary for 24 months (12 months for Mr. Beesley), a lump sum payment equal to the cash incentive paid for the prior year and continued health coverage for the severance period. The agreements contain restrictive covenants that prohibit the named executive officers from disclosing confidential information and from competing with the Company. The employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control of the Company” section of this proxy statement. The compensation committee believes these severance benefits reflect market levels of benefits when they were negotiated and represent fair and appropriate consideration for the executive’s agreement to the post-termination restrictive covenants. The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top executives. The Company also believes that in the event of an extraordinary corporate transaction, the agreements could prove important to the Company’s ability to retain top management through the transaction process and to provide motivation to the executives to act in the best interests of the Company and its stockholders before, during and after the transaction.

Perquisites and Other Benefits

The Company provides limited perquisites and other benefits to its executives. During 2022, each named executive officer received a monthly auto allowance. The determination as to whether an auto allowance is appropriate for an executive is based on the amount of business travel undertaken by the executive and the relative cost involved. The Company paid for annual country club membership dues for all of the named executives and all of the named executives received communication device allowances. These perquisites and other benefits are reported in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Incentive Compensation Recoupment Policy

In January 2015, the compensation committee adopted an Incentive Compensation Recoupment Policy. The Policy permits the Board to recoup from an executive cash or equity-based compensation granted on or after January 1, 2015 in the event that there is a restatement of the Company's financial statements or the executive engages in misconduct that results in a material loss or damage to the Company. Recoupment covers any incentive compensation (including annual cash bonuses and awards under LTIP) that is awarded or paid or vests within 36 months preceding the restatement or 36 months following the occurrence of misconduct. Misconduct includes an act of fraud, dishonesty or gross negligence, the material breach of a fiduciary duty, a knowing violation of a Company policy, or a violation of a confidentiality, non-solicitation or non-competition covenant.

Pay Versus Performance

The following table shows the total compensation from the Summary Compensation Table to compensation actually paid ("CAP") for the CEO and the average CAP paid to the other non-CEO named executive officers ("NEOs") during 2022. This table also includes, for comparative purposes, the Company's total shareholder return ("TSR"), peer group TSR, and the Company's net income and asset quality ratio.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO (1)	Average Summary Compensation Table Total For Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs (2)	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income	Asset Quality Ratio
2022	$1,552,237	$1,304,801	$671,237	$611,320	$97.90	$98.03	$72,952,000	0.90%
2021	$1,689,377	$1,975,540	$778,455	$859,394	$127.49	$113.59	$51,490,000	1.30%
2020	$1,011,661	$1,002,217	$489,992	$488,144	$98.21	$85.98	$45,270,000	2.09%

(1) The CEO, included in all years above, is Mr. Dively. To calculate the CEO CAP, the following amounts were deducted from and added to Summary Compensation Table total compensation. Since the Company did not report a change in pension value for the CEO for any years reflected in the Summary Compensation Table, a deduction for pension value is not needed. There were no awards that failed to meet the applicable vesting conditions or that were forfeited during 2022.

	Summary Compensation Table		Current Year Stock Awards		Prior Stock Awards
Year	Total Compensation	Stock Awards	Year End Fair Value of Awards Outstanding & Unvested	Vest Date Fair Value of Awards Granted & Vested in Current Year	Change in Fair Value of Awards Outstanding & Unvested	Change in Fair Value of Awards Vested in Current Year	Total Dividends Paid on Vested Awards	Compensation Actually Paid (CAP)
2022	$1,552,237	($427,960)	$333,632	$0	($92,834)	($76,529)	$16,256	$1,304,801
2021	$1,689,377	($357,136)	$445,016	$0	$142,437	$43,368	$12,478	$1,975,540
2020	$1,011,661	($179,192)	$175,032	$0	($8,270)	($5,940)	$8,926	$1,002,217

(2) The Non-CEO NEOs, included for each of the years above, are: Mr. Smith, Mr. Taylor, Mr. McRae and Mr. Beesley. To calculate the Non-CEO NEOs average CAP, the following amounts were deducted from and added to Summary Compensation Table total summary compensation. Since the Company did not report a change in pension value for any of the non-CEO NEOs for any years reflected in the Summary Compensation Table, a deduction for pension value is not needed. There were no awards that failed to meet the applicable vesting conditions or that were forfeited during 2022.

	Summary Compensation Table		Current Year Stock Awards		Prior Stock Awards
Year	Total Compensation	Stock Awards	Year End Fair Value of Awards Outstanding & Unvested	Vest Date Fair Value of Awards Granted & Vested in Current Year	Change in Fair Value of Awards Outstanding & Unvested	Change in Fair Value of Awards Vested in Current Year	Total Dividends Paid on Vested Awards	Compensation Actually Paid (CAP)
2022	$671,237	($113,163)	$88,220	$0	($20,089)	($19,317)	$4,432	$611,320
2021	$778,455	($107,313)	$128,391	$5,229	$39,382	$11,638	$3,612	$859,394
2020	$489,992	($49,536)	$46,283	$2,120	($1,988)	($1,329)	$2,603	$488,144

The following charts illustrate the relationship between CEO and non-CEO NEO CAP and the Company's Total Shareholder Return ("TSR"), peer group TSR, the Company's net income and asset quality.

The CAP for the CEO and non-CEO NEOs is aligned with the Company's TSR. Annual objectives are set for the CEO and non-CEO NEOs with consideration given to general market and shareholder expectations for the Company's performance. Utilizing these objectives is intended to align with TSR. The CEO and non-CEO NEO CAP comparability to TSR is also impacted by the use of equity incentives which are awarded as a fixed number of shares each year where the value will be more or less depending on the value of the Company's stock price. See Equity Compensation above, for additional description of these incentives.

The CAP varies from the Company's net income primarily due to the multiple components of CAP such as equity incentives, the value of which is tied to the stock price which does not always correlate to the Company's profitability. The annual cash incentive is determined by multiple components which have some correlation to net income but the correlation varies by component. The annual objectives are set for the CEO and non-CEO NEOs with consideration given to general market and shareholder expectations for the Company's performance. See Annual Cash Incentives above for a full description of these components.

The asset quality measure is a ratio of adversely classified assets divided by total loans. A lower ratio is positive and a higher ratio is negative. The utilization and monitoring of this ratio is important to understand the credit risk in the Company's loan portfolio. An increased migration of loans to adversely classified is an early sign of potential problem in the loans that could lead to elevated losses and vice versa. There are multiple components of CAP that can, in the aggregate, have a greater influence on the result than any one metric. However, maintaining a strong asset quality culture is an important strategic objective that is consistently discussed with shareholders of the Company. Beginning in 2022, a maximum level was added for asset quality achievement in the Company's incentive compensation plan. This CAP causes some variation in the relationship of CAP to asset quality because the actual level of asset quality illustrated above is lower than the maximum used in the incentive payment. Also, as stated above, due to multiple components of CAP, there is not a direct correlation to one metric.

The Peer TSR is based on the S&P U.S. BMI Banks-Midwest Region Index. The Company monitors its TSR against the Peer TSR on an ongoing basis to identify if its TSR performance is generally aligned or an outlier.

Most Important Measures to Determine 2022 CAP

The four components listed below represent the most important metrics used to determine 2022 CAP for the CEO and all non-CEO NEOs. These measures are further described in the above Compensation Discussion and Analysis ("CD&A").

* Net Income compared to Budgeted Net Income
* Lines of Business Net Income
* Asset Quality
* Efficiency Ratio

Anti-Hedging Policy

The Company's Insider Trading Policy prohibits its directors, officers or other employees from engaging in short sales of Company stock, as well as transactions in any puts, calls or other derivative securities on Company stock in any organized market, or "hedging." The Insider Trading Policy also prohibits employees, officers and directors of the Company from depositing any Company stock in a margin account.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code as in effect prior to 2018 limited the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year but contained an exception for “performance-based compensation.” The Tax Cuts and Jobs Act of 2017 amended section 162(m) to cover a public company's chief financial officer, extend its reach to post-termination payments and eliminate the performance-based exception, beginning in 2018. However, due to the amounts and forms of compensation currently paid to the Company’s executive officers, the tax deductibility of such compensation under Section 162(m) is not an important factor in making compensation decisions.

Other Compensation Decisions

At the 2020 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 91% of the votes cast. The Board of Directors considered these results and, based on the overwhelming support from stockholders, determined to not make any major changes to the executive compensation plans and programs already in place.

SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s named executive officers, who consist of the Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company during the years ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Joseph R. Dively	2022	517,164	427,960	562,588	44,525	1,552,237
Chairman, President &	2021	493,220	357,136	802,222	36,799	1,689,377
Chief Executive Officer	2020	490,537	179,192	313,209	28,723	1,011,661
Matthew K. Smith	2022	278,400	123,450	172,928	31,045	605,823
Executive Vice President	2021	263,856	120,190	294,703	29,817	708,566
& Chief Financial Officer	2020	253,088	60,305	85,014	27,186	425,593
Michael L. Taylor	2022	338,617	123,450	209,984	32,543	704,594
Sr Executive Vice President	2021	326,211	120,190	363,228	29,844	839,473
& Chief Operating Officer	2020	323,008	51,690	107,776	28,583	511,057
Eric S. McRae	2022	289,105	123,450	241,280	36,764	690,599
Executive Vice President &	2021	281,601	120,190	442,558	37,347	881,696
Chief Lending Officer	2020	286,718	51,690	104,041	36,085	478,534
Bradley L. Beesley	2022	197,309	82,300	372,520	31,804	683,933
Executive Vice President &	2021	191,368	68,680	393,631	30,405	684,084
Chief Wealth Mgmt Officer	2020	192,224	34,460	293,045	25,054	544,783

(1)
Stock Awards. The amounts in this column represent the aggregate grant date fair value of restricted stock and RSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, based on the probable outcome of the performance conditions attached to the performance-based awards, which is also the grant date fair value assuming the maximum level of attainment is achieved. See Note 13 to the consolidated financial statements in the Company’s 2022 Form 10-K for a description of the valuation.
(2)
Non-Equity Incentive Plan Compensation. All amounts in this column are based on performance in 2022, 2021 and 2020 and reflect the amounts actually paid in February 2023, 2022 and 2021, respectively, under the Company’s Annual Cash Incentive Compensation Plan. The amounts for Mr. Beesley also includes payment per his employment agreement of 30% of net revenues generated on his individual book of business through First Mid Bank's broker/dealer. See “Cash Incentives” in the Compensation Discussion and Analysis section of the Proxy Statement for a discussion of the Incentive Compensation Plan.
(3)
All Other Compensation. For 2022, these amounts include (i) the Company's contributions to its 401(k) Plan on behalf of each named executive officer (Mr. Dively: $25,105; Mr. Smith: $17,630; Mr. Taylor: $20,046; Mr. McRae: $18,285; and Mr. Beesley: $18,516); (ii) country club dues for each named executive officer; (iii) automobile allowances for each named executive officer; and (iv) communication device allowances for each named executive officer.

Employment Agreements. The Company is a party to employment agreements with each of the named executive officers that provide for certain compensation and benefits during employment:

Mr. Dively: The employment agreement with Mr. Dively was renewed effective December 31, 2022 and has a term through December 31, 2023 that will automatically renew unless employment is terminated during the year and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan with a target value of 75% of base salary in the applicable year, (iii) participation in the Company's Deferred Compensation Plan and Long Term Incentive Plan, (iv) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. Smith: The employment agreement with Mr. Smith was effective December 31, 2020 and has a term through December 31, 2023 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan with a target value of 25% of base salary in the applicable year, (iii) participation in the Company’s Deferred Compensation Plan, (iv) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executives or management employees.

Mr. Taylor: The employment agreement with Mr. Taylor was updated effective December 31, 2020 and has a term through December 31, 2023 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan with a target value of 25% of base salary in the applicable year, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company executives or management employees.

Mr. McRae: The employment agreement with Mr. McRae was updated effective December 31, 2022 and has a term through December 31, 2023 that will automatically renew unless employment is terminated during the year and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan with a target value of 40% of base salary in the applicable, (iii) participation in the Company's Deferred Compensation Plan and Long Term Incentive Plan, (vi) an auto allowance and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. Beesley: The employment agreement with Mr. Beesley was renewed effective December 31, 2022 and has a term through December 31, 2023 that will automatically renew unless employment is terminated during the year and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan with a target value of 30% of base salary in the applicable year, (iii) participation in the Company’s Deferred Compensation Plan and Long Term Incentive Plan, (iv) an auto allowance (and although not specified in the employment agreement, the Company also pays annual country club membership dues), and (v) other benefits made available to Company executives or management employees. In addition, Mr. Beesley will receive 30% of the net revenues generated on his individual book of business through First Mid Bank's broker/dealer.

First Retirement and Savings Plan (“401(k) Plan”). The Company has a tax-qualified defined contribution retirement plan that covers all employees generally and provides for a discretionary contribution by the Company, which for 2022 was 2% of compensation, and a matching contribution by the Company of up to 100% of the first 3% and 50% of the next 2% of employee contributions.

2022 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to estimated payouts under incentive plans, award opportunities for 2022 restricted stock and RSU awards granted in 2022.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: No. of Shares of Stock or Stock	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards ($)(4)
Joseph R. Dively		195,000	390,000	—
	01/25/22				3,900	10,400	10,400	—	$427,960
Matthew K. Smith		58,240	112,000	—
	01/25/22				624	3,000	3,000	—	$123,450
Michael L. Taylor		70,720	136,000	—
	01/25/22				624	3,000	3,000	—	$123,450
Eric S. McRae		60,320	116,000	—
	01/25/22				624	3,000	3,000	—	$123,450
Bradley L. Beesley		30,888	59,400	—
	01/25/22				312	2,000	2,000	—	$82,300

(1)
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. Payouts under the Company’s Incentive Compensation Plan were based on performance in 2022, which has now occurred. Thus, the information in the “Threshold” and “Target” columns reflect the range of potential payouts when the performance goals were set in January 2022. The amounts actually paid under the Company’s Incentive Compensation Plan for 2022 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. A description of the plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(2)
The Compensation Committee has established tables of potential payouts for all levels of performance. There is no overall maximum cap.
(3)
Estimated Future Payouts Under Equity Incentive Plan Awards. The target amounts represent the number of RSUs granted on January 25, 2022 under the 2017 Stock Incentive Plan. If the performance is lower than target level but higher than threshold, the award is prorated based on the performance level percentage. Performance for 2022 exceeded target, so payout (in the form of restricted stock) occurred at the target level. A description of the 2022 awards can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(4)
The grant date fair value of performance based RSUs is based on the probable outcome of the performance conditions at the time of the grant. The grant date fair value of restricted stock is based on the actual shares issued.

2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth the information for each named executive officer with respect to equity awards outstanding as of December 31, 2022.

	Restricted Stock Awards
Name	Number of Unearned Shares or Units that have not Vested (#)(1)	Market Value of Unearned Shares or Units that have not Vested ($)(2)
Joseph R. Dively	19,069	611,734
Matthew K. Smith	5,502	176,504
Michael L. Taylor	5,667	181,797
Eric S. McRae	5,667	181,797
Bradley L. Beesley	3,668	117,669

(1)
This table includes the awards of: (i) RSUs granted on January 21, 2020 that were earned at target based on performance through December 31, 2020 and converted to restricted stock. The remaining restricted stock vests on December 15, 2023; (ii) 500 discretionary shares of restricted stock each for Messrs. Smith, Taylor and McRae granted on January 26, 2021 that vest at a rate equal to 1/3 on December 15, 2021, December 15, 2022 and December 15, 2023; (iii) RSUs granted on January 26, 2021 that were earned at target based on performance through December 31, 2021 and converted to restricted stock. The remaining restricted stock vests on December 15, 2023 and December 15, 2024; and (iv) RSUs granted on January 25, 2022 that were earned at target based on performance through December 31, 2022 and converted to restricted stock. The remaining restricted stock vests on December 15, 2023, December 15, 2024 and December 15, 2025.

If an executive’s employment terminates for any reason prior to the end of the RSU’s annual performance period, the RSU award will be forfeited. If an executive’s employment terminates prior to a vesting date that applies to any restricted stock, he will forfeit the award, unless such termination occurs on or after attaining age 65 with 10 years of service or due to death or disability (in which case the executive will vest in the then unvested shares).

(2)
The market rate is based on the closing price of the Company’s stock on December 31, 2022 ($32.08).

2022 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to the vesting of restricted stock and RSUs during 2022 by each named executive officer and the amount realized upon such exercise or vesting. The Company had no outstanding stock options in 2022.

	Stock Awards
Name	Number of Shares Vested (#)	Value Realized when Shares Vested ($)(1)
Joseph R. Dively	6,932	220,091
Matthew K. Smith	2,083	66,135
Michael L. Taylor	2,167	68,802
Eric S. McRae	2,167	68,802
Bradley L. Beesley	1,332	42,291

(1)
Represents the number of shares vested during 2022 multiplied by the closing market price ($31.75) of the underlying shares on the vesting date (December 15, 2022).

2022 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s account balance at December 31, 2022 under the Company’s Deferred Compensation Plan (“DCP”), including contributions and earnings credited to such account.

Name	Executive Contributions In Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawls/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Joseph R. Dively	74,575	—	(474,307)	—	1,626,374
Matthew K. Smith	13,381	—	(10,437)	—	44,190
Michael L. Taylor	16,277	—	(43,740)	—	156,702
Eric S. McRae	13,897	—	(56,865)	—	198,521
Brad L. Beesley	18,969	—	(57,947)	—	202,470

(1)
The contributions reported in this column are reported in the Summary Compensation Table, in either the Salary or Non-Equity Incentive Compensation Plan columns.

(2)
The earnings reported in this column are not reported on the Summary Compensation Table.

(3)
The amounts in this column have previously been reported as compensation on the Summary Compensation Tables for prior years, except for the following amounts of earnings or deferrals included in the account balances: Mr. Dively: $696,314 (includes earnings and deferrals of director fees which were not previously reported on the Summary Compensation Table); Mr. Smith: ($3,011); Mr. Taylor: $4,325; Mr. McRae: $53,320; Mr. Beesley: $59,214.

Non-Qualified Deferred Compensation. The DCP is a nonqualified defined contribution plan that covers certain eligible employees and directors, including the named executive officers. For each calendar year, the named executive officers can defer up to 75% of their base salary and/or up to 100% of their cash incentive compensation, and non-employee directors can elect to defer their director fees. The deferred amounts are deposited into a rabbi trust and credited to a DCP account established for the participant as soon as practicable after the date they would otherwise have been paid to the participant. The participants have the ability to elect from various investments, including common stock of the Company. If invested in common stock, such amounts are initially invested in the Vanguard Federal Money Market Fund until the next quarterly window trading period established by the Company, at which point each participant’s account balance is invested in shares of common stock of the Company. Dividends paid on common stock are credited to the participant’s DCP account and invested in additional shares. The Vanguard Federal Money Market Fund had an annual return for 2022 of 1.55%. The Company’s common stock had an annual return for 2022 of -22.93%.

A participant is 100% vested in his or her DCP account at all times. A participant’s DCP account is paid to him or her beginning on the March 15 following the date the participant terminates employment. For deferral elections in effect with respect to calendar years prior to 2023, such amounts shall be distributed in five annual installments, provided that the Board of Directors in its sole discretion can decide to pay the portion of the DCP account earned that is considered a pre-2005 benefit in a single lump sum payment. Commencing with deferral elections applicable to calendar year 2023 and subsequent years, a participant can elect to receive their distribution in a single lump sum or up to ten annual installments.

A participant may also request at any time a distribution from the DCP account of an amount necessary to satisfy an unforeseeable emergency. In the case of the death of a participant, the DCP account will be paid to his or her designated beneficiary in a single payment. Upon a Change in Control of the Company (as defined in the Plan), each participant’s DCP account will be paid in an immediate lump sum.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain benefits to eligible employees, including the named executive officers, upon certain terminations of employment or a change in control of the Company. These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Employment Agreements

The employment agreements with the named executive officers provide benefits to them upon certain types of termination of employment during the term of the agreement. The incremental benefits payable to the named executive officers in effect at December 31, 2022 include the following:

•
If the executive’s employment is terminated by the Company for other than “cause” (and a Change in Control of the Company, as defined in the Stock Incentive Plan, has not occurred), the executive is entitled to the following:
i.
Continued payment of the executive’s then current base salary for 12 months.
ii.
Continued coverage of the executive under the Company’s health plan for the 12-month severance period at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).
•
If following a Change in Control of the Company (as defined in the 2017 Stock Incentive Plan), the executive’s employment is terminated by the Company for other than “cause,” or the executive terminates his or her employment due to good reason, the executive is entitled to the following:
iii.
For Messrs. Dively, Smith, Taylor and McRae, payment of the executive’s then current base annual salary for 24 months. For Mr. Beesley, continued salary for 12 months.
iv.
An immediate lump sum payment equal to the incentive compensation earned by or paid to the executive for the immediately preceding fiscal year.
v.
Continued coverage of the executive under the Company’s health plan for the first 24 months (12 months for Mr. Beesley) following termination at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

“Cause” means the executive’s (i) conviction (or guilty or no contest plea) for a felony or any crime involving fraud, dishonesty or breach of trust; (ii) performance that would materially and adversely affect the Company’s business; (iii) act or omission that results in a regulatory body to demand the executive to be suspended or removed; (iv) substantial nonperformance of his or her duties; (v) misappropriation or intentional material damage to the Company’s property or business; or (vi) violation of the agreement’s restrictions with respect to confidential information, noncompetition and nonsolicitation.

"Good reason" means a decrease in the executive's then current salary or a substantial diminution in his or her position and responsibilities.

The agreements in effect for 2022 contain restrictive covenants that prohibit the executive from (i) disclosing confidential information; (ii) becoming involved with a business similar to that of the Company within any county in which the Company conducts business; and (iii) soliciting for sale or selling competing products or services to any person or entity who was a customer or client of the Company during the last year of the executive’s employment. The restrictive covenants regarding confidential information are indefinite. The restrictive covenants regarding noncompetition and nonsolicitation continue in effect until one year following termination of employment.

Stock Incentive Plans

The restricted stock award agreements provide that an executive will not become vested in any restricted stock if the executive does not remain continuously employed from the grant date until the last day of the applicable vesting period, except that upon a voluntary termination of employment after attaining age 65 with ten years of service or a termination of employment due to death or disability, an executive will vest in the remaining unvested shares subject to the award. The RSU award agreements provide that if an executive’s employment terminates for any reason during the annual performance period, the award is forfeited, and if the executive’s employment terminates after the RSU award is converted to restricted stock following the end of the performance period, the accelerated vesting provisions discussed above apply.

Upon a Change in Control of the Company (as defined in the Plan), the compensation committee has the discretion to determine how outstanding awards are treated on a Change in Control. The current award agreements provide that unless the awards are assumed by a public company, they will fully vest immediately prior to the Change in Control. If the awards are assumed by a public company, and within two years following the Change in Control the executive’s employment is terminated by the company without Cause or by the executive for Good Reason (as such terms are defined in the agreement), the awards fully vest.

2022 Potential Severance Payments

The table set forth below quantifies the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control of the Company and/or termination of employment occurred on December 31, 2022.

	Joseph R. Dively	Matthew K. Smith	Michael L. Taylor	Eric S. McRae	Bradley L. Beesley
Change in Control:
Base Salary	$1,040,000	$560,000	$680,000	$580,000	$198,000
Incentive Compensation (1)	802,222	294,703	363,228	427,558	163,998
Continued Health Coverage (2)	22,383	18,714	23,788	16,226	8,288
Value of Vesting of Unvested Stock Awards (3)	611,734	176,504	181,797	181,797	117,670

No Change in Control:
Base Salary	$520,000	$280,000	$340,000	$290,000	$198,000
Continued Health Coverage (2)	11,192	9,357	11,894	8,113	8,288

Retirement, Death or Disability:
Value of Vesting of Unvested Stock Awards (3)	$611,734	$176,504	$181,797	$181,797	$117,670

(1)
Represents an amount equal to the cash incentive compensation earned by the executive for 2021 and paid in 2022.
(2)
Represents the Company’s portion of premiums paid for the executive’s coverage during the applicable severance period.
(3)
The value of the restricted stock and RSUs that vest upon a Change in Control is calculated based on the number of unvested shares covered by the restricted stock award plus the RSUs subject to the performance goal, multiplied by the closing price of the Company’s common stock on December 31, 2022 ($32.08).

Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a final rule requiring annual disclosure of the ratio of the median employee’s annual compensation to the annual compensation of the CEO.

The median employee was identified from all full-time and part-time employees, excluding the CEO, who were employed by the Company and its consolidated subsidiaries on December 31, 2022. All of the Company’s employees are located in the United States.

A total of 1,353 employees were included. Compensation was measured over the 12-month period beginning on January 1, 2022 and ending on December 31, 2022. The median employee compensation was determined using 2022 W-2 (Box 5) compensation. Wages were annualized for employees who did not work the entire calendar year.

Mr. Dively had 2022 annual total compensation of $1,552,237 as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s annual total compensation for 2022 that would be reportable in the Summary Compensation Table was $41,087. As a result, the CEO pay ratio is 38:1.

DIRECTOR COMPENSATION

Non-employee directors of the Company received a $6,250 quarterly retainer, paid at the start of each calendar quarter, for their services in 2022. The lead independent director received an additional quarterly retainer of $2,500 for her services in 2022. The non-employee directors of the Company were also granted stock-based compensation in 2022, which consisted of 600 fully vested shares of Company stock, except for Mr. Sparks whose shares were prorated for the time he served on the board during 2022. The 600 fully vested shares of common stock was an increase of 300 shares from the shares issued in the prior year. During 2022:

•
Audit committee members received a $625 quarterly retainer for their audit committee meeting services. The audit committee chairman, who is also designated a financial expert, also received an additional $1,875 quarterly retainer and the audit committee financial expert received an additional $1,000 quarterly retainer.
•
Compensation committee members received a $625 quarterly retainer for their compensation committee meeting services and the compensation committee chairman also received an additional $1,000 quarterly retainer.
•
The Nominating & Governance committee (“NGC”) was formed in July 2021. NGC members received a $500 quarterly retainer for their NGC meeting services and the NGC committee chairman also received an additional $1,000 quarterly retainer.
•
Non-employee directors who also served on the board of directors of First Mid Bank received a $2,500 quarterly retainer fee for such services. Non-employee directors who also served on the board of directors of Wealth Management, or Insurance Group each received $500 quarterly retainers for such services. Non-employee directors who served on the wealth management committee received a quarterly retainer of $250.

This table shows all compensation provided to each non-employee director of the Company for the year ended December 31, 2022. Mr. Sparks retired from the Board of Directors April 2022.

	Stock Compensation (#)	Grant Date Fair Value of Stock Granted ($)	Fees Earned or Paid in Cash ($)
Holly B. Adams	600	24,102	56,000	(1)
Robert S. Cook	600	24,102	47,000	(2)
Steven L. Grissom	600	24,102	51,000	(3)
Zachary I. Horn	600	24,102	46,000	(4)
Giselle Marcus	600	24,102	46,000	(5)
J. Kyle McCurry	600	24,102	50,000	(6)
Ray Anthony Sparks	150	6,026	11,500	(7)
Mary J. Westerhold	600	24,102	53,500	(8)
James E. Zimmer	600	24,102	51,000	(9)

(1)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000, respectively, and for serving as a member of the audit committee, the compensation committee, and the NGC of $2,500, $2,500, and $2,000, respectively. Ms. Adams also received $10,000 for serving as the lead director during 2022.
(2)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, the NGC and the wealth management committee of $2,500, $2,500, $2,000, and $1,000, respectively.

(3)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, the NGC and the wealth management committee of $2,500, $2,500, $2,000, and $1,000, respectively, and for serving as the audit committee financial expert of $4,000.
(4)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, and the NGC of $2,500, $2,500, and $2,000, respectively.
(5)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, and the NGC of $2,500, $2,500, and $2,000, respectively. Ms. Marcus joined the Board in February of 2022.
(6)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, and the NGC of $2,500, $2,500, and $2,000, respectively, and for serving as the NGC committee chairman of $4,000.
(7)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, and the NGC of $2,500, $2,500, and $2,000, respectively.
(8)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, and the NGC of $2,500, $2,500, and $2,000, respectively, and for serving as the audit committee chairman and financial expert of $7,500.
(9)
This amount represents the compensation earned for serving as a director of the Company, First Mid Bank, Wealth Management and Insurance Group of $25,000, $10,000, $2,000 and $2,000 respectively, and for serving as a member of the audit committee, the compensation committee, the NGC and the wealth management committee of $2,500, $2,500, $2,000, and $1,000, respectively, and for serving as the compensation committee chairman of $4,000.

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is required to submit to stockholders a resolution, subject to an advisory vote, to approve the compensation of our named executive officers at least every three years. At the 2017 annual meeting, the stockholders of the Company voted, in an advisory vote, to hold such a vote every three years and the Board of Directors determined to conduct the vote every three years. Accordingly, we are presenting the vote at the 2023 Annual Meeting.

The Board of Directors encourages stockholders to carefully review the “Executive Compensation” section of this Proxy Statement beginning on page 20, including the “Compensation Discussion and Analysis,” for a thorough discussion of our compensation program for named executive officers. Our executive compensation objectives are to:

•
provide incentives to our executives to maximize stockholder return;
•
enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of our business; and
•
reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.

The Company has pursued these objectives by:

•
establishing annual operating and performance goals for the Company and linking compensation of the named executive officers to this performance;
•
using an annual cash incentive bonus plan and equity compensation awards that tie the level of achievement of our annual and long-term financial and operational performance goals to the amount of incentive compensation that we pay to each of our executives; and
•
reviewing comparable compensation information of the Company’s peers compiled by the Company’s human resources director.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the 2023 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and narrative discussion, is hereby approved.”

_______________________________________________________________________________

The board of directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers (Proposal No. 2 on the proxy card). The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. Abstentions and broker nonvotes will count as a vote "AGAINST" Proposal No. 2. As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the compensation committee, although the Board of Directors and the compensation committee will carefully consider the outcome of the vote when evaluating compensation program.

PROPOSAL 3 - ADVISORY VOTE ON THE FREQUENCY OF ADVISORY STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to stockholders at least every six years a resolution, subject to an advisory vote, as to whether the stockholder vote to approve named executive officer compensation should occur every year, every two years or every three years. The stockholders last voted, on an advisory basis, on the frequency of the advisory vote on executive compensation at the 2017 annual meeting of the stockholders.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the annual meeting:

“RESOLVED, that the stockholders advise the Company to hold a stockholder advisory vote on the approval of the compensation of the Company’s named executive officers:

•
every year,
•
every two years, or
•
every three years.”

A stockholder may vote for any one of these alternatives or may abstain from voting.

_______________________________________________________________________________

The board of directors recommends that stockholders vote for an advisory vote “every three years” on executive compensation (Proposal No. 3 on the proxy card). At the 2017 annual meeting of the stockholders, the stockholders voted, on an advisory vote, in favor of holding the advisory vote on executive compensation every three years and the Board of Directors determined to conduct the advisory vote on executive compensation every three years. The Board of Directors continues to believe that conducting an advisory vote on executive compensation every three years would promote a long-term focus on compensation issues, which would appropriately reflect the structure of the Company’s equity incentive plans.

The option that receives the greatest number of votes cast by the stockholders will be considered the option approved by the stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal. As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the compensation committee. However, the Board of Directors will carefully consider the outcome of the vote when determining the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company's equity compensation plans, as of December 31, 2022:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders:
(A) Deferred Compensation Plan	—	—	297,344	(1)
(B) Stock Incentive Plan			193,882	(2)
Equity compensation plans not approved by security holders (3)	—	—	—
Total	—	—	491,226

(1)
Consists of shares issuable with respect to participant deferral contributions invested in common stock.
(2)
Consists of restricted stock and/or restricted stock units.
(3)
The Company does not maintain any equity compensation plans not approved by stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The audit committee has adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons.” The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable Securities and Exchange Commission rules (generally, transactions in which the Company is a participant, the annual amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest). Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable Securities and Exchange Commission rules (“exempt transactions”). In addition, the audit committee has approved in the policy extensions of credit to a related person that are (1) made in the ordinary course of business, (2) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons and (3) do not involve more than the normal risk of collectability or present other unfavorable feature.

The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), to provide, to the extent practicable, notice to the Company of the proposed related person transaction. The audit committee or its chair may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chair, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chair, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest. There was one transaction during 2022 that met these criteria. One employee of the Company, who is the spouse of an executive officer, received a salary of $133,000 during 2022.

Directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest had extensions of credit from First Mid Bank during 2022. All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features. In addition, directors, executive officers, principal, members of their immediate families and entities in which one or more of them have a material interest obtained in 2022, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from the Company and its subsidiaries, on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to the Company.

INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 16, 2023. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

In addition, if the Company does not receive notice of a stockholder proposal for the Annual Meeting of Stockholders at least 45 days before the one-year anniversary of the date that the Company’s proxy statement was released to the stockholders for its previous year’s annual meeting, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such proposal.

OTHER MATTERS

The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board of Directors has not been informed that other persons intend to present any other matters for action at the annual meeting. However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Joseph R. Dively
Joseph R. Dively
Chairman, President and Chief Executive Officer

Mattoon, Illinois
March 15, 2023

First Mid BANCSHARES, INC. VOTE

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2023 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposal 2 and for 3 YEARS on Proposal 3.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - J. Kyle McCurry	☐	☐	02 - Mary J. Westerhold	☐	☐

	For	Against	Abstain
2. An Advisory Vote on Executive Compensation.	☐	☐	☐

	3 Years	2 Years	1 Year	Abstain
3. An Advisory Vote on the Frequency of Advisory Stockholder Votes on Executive Compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

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1 U P X 5 7 3 5 3 4

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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We are pleased to welcome shareholders to the 2023 Annual Meeting.

The First Mid Bancshares, Inc. Annual Meeting will be held on April 26, 2023 at 4:00 p.m. CST, in the lobby of First Mid Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois.

Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, you may vote by phone or by mail, to ensure that your vote will be represented at the Annual Meeting.

Internet – go to www.envisionreports.com/FMBH Click Cast your vote or Request Materials.
Phone – Call us free of charge at 1-866-641-4276.
Email – Send an email to Investorvote@computershare.com with "Proxy Materials First Mid Bank" in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate time delivery, all requests for a paper copy of proxy materials must be received by April 11, 2023

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FMBH

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

First Mid Bancshares, Inc.

Notice of 2023 Annual Meeting of Shareholders

Proxy is Solicited by Board of Directors for the Annual Meeting — April 26, 2023

Michael L. Taylor and Matthew K. Smith, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of First Mid Bancshares, Inc. to be held on April 26, 2023 or at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREIN, FOR ITEM 2 AND FOR 3 YEARS ON ITEM 3.

YOUR VOTE IS IMPORTANT!

Please vote your shares by completing, signing, dating and returning this proxy card promptly using the enclosed envelope.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.